UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

IMPAC MORTGAGE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Maryland	33-0675505
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

19500 Jamboree Road, Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NYSE American LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Impac Mortgage Holdings, Inc., a Maryland corporation (the “Company”), hereby amends the following items, exhibits and portions of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 23, 2019 (the “Form 8-A”), as set forth below.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A, as amended, is hereby amended to add the following:

On August 26, 2022, the Company entered into a First Amendment to Tax Benefits Preservation Rights Agreement (the “First Amendment”), which amends the Tax Benefits Preservation Rights Agreement, dated as of October 23, 2019 (the “Rights Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent. American Stock Transfer & Trust Company, LLC also serves as to the Company’s transfer agent.

Under the First Amendment, (i) each Right (as defined in the Rights Agreement), if exercisable, will initially represent the right to purchase from the Company one one-thousandth of a fully paid, non-assessable share of the Series A-1 Junior Participating Preferred Stock, par value $0.01 per share, for a purchase price of $2.30 (the “Purchase Price”) (which Purchase Price was modified in light of the decreased trading price of the Company’s common stock since the adoption of the Rights Plan on October 23, 2019), and (ii) the Final Expiration Date (as defined in the Rights Agreement) will be extended from October 22, 2022 to October 22, 2025. The First Amendment also provides that the Rights will no longer be exercisable if the Company’s stockholders do not approve the First Amendment at the Company’s 2023 Annual Meeting of Stockholders.

The foregoing summary of the First Amendment is qualified in its entirety by reference to the full text of the Rights Agreement, which is filed as Exhibit 4.1 to the Company’s Form 8-A filed on October 23, 2019 and is incorporated herein by reference, and the First Amendment, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 29, 2022 and incorporated herein by reference.

Item 2. Exhibits.

Exhibit Number	Description

3.1	Articles Supplementary of Series A-1 Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 4, 2013).
4.1	Tax Benefits Preservation Rights Agreement, dated as of October 23, 2019, by and between Impac Mortgage Holdings, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 23, 2019).
4.2	First Amendment to Tax Benefits Preservation Rights Agreement, dated as of August 26, 2022, by and between Impac Mortgage Holdings, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 29, 2022).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

Date: August 29, 2022

	By:	/s/ Joseph Joffrion
	Name:	Joseph Joffrion
	Title:	General Counsel